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One Market, Spear Tower Suite 2400 San Francisco, CA 94105

April 21, 2010

To:           PG&E Corporation Institutional Investors

Re:           Shareholder Proposal on Independent Board Chairman

Dear Shareholder:

We are asking our shareholders to support management’s position and the recommendation of the PG&E Corporation Board of Directors to vote AGAINST the “Independent Board Chairman” proposal that will be considered at this year’s annual meeting.

As you analyze this issue to determine your vote on this shareholder proposal (Item No. 5 in our 2010 proxy statement), please consider the following:

1.	We believe that the current composition and leadership structure of PG&E Corporation’s Board promote and demonstrate independence from management.

•
The Corporation’s Board has an independent lead director who is elected from among the independent chairs of the standing Board committees.  The lead director’s duties are clearly delineated in Sections 15, 16, and 31 of our Corporate Governance Guidelines, which can be found in Appendix A of the Joint Proxy Statement and on the Corporation’s website at http://www.pgecorp.com/aboutus/corp_gov/.

•	The PG&E Corporation Board is 91 percent independent, as defined by the NYSE and by the Corporation’s own, more stringent definition of “independence.”

2.
For the period ended December 31, 2009, the annualized five-year total shareholder return (TSR) for PG&E Corporation was 9.86 percent, exceeding the S&P 500 Stock Index TSR of 0.42 percent and the Dow Jones Utilities Index TSR of 7.26 percent (please see page 8 of our 2009 Annual Report).

3.
Consistent with our continuing review of best practices, since our last annual meeting the PG&E Corporation Board and the PG&E Corporation Compensation Committee have adopted and implemented a number of policies that have strengthened the Corporation’s governance practices regarding executive compensation.  Some of these include:

•	The adoption of “say on pay,” starting with the 2010 annual meeting;

•
The adoption of a clawback policy that authorizes recoupment of certain incentive compensation if either PG&E Corporation or its subsidiary, Pacific Gas and Electric Company, restates its financial statements that are filed with the SEC;

•	The adoption of a formal policy to maintain the independence of the Compensation Committee’s compensation consultant;

•
The elimination of tax gross-up payments made in connection with executive compensation, except for (i) those that are part of benefit programs offered to all employees, and (ii) obligations under pre-existing change in control agreements; and

•	The discontinuation of granting additional years of service under the Supplemental Executive Retirement Plan of PG&E Corporation.

PG&E Corporation is committed to, and has a track record of, strong corporate governance practices.  Our Board will continue to adopt and change policies, as appropriate, to maintain best practices as the corporate governance environment continues to evolve.

With this in mind, we request your support for management’s recommendation to vote AGAINST the Independent Board Chairman proposal.

We would be pleased to discuss these issues with you.  If you have any questions or wish to discuss further, please contact our Corporate Secretary’s office at either CorporateSecretary@pge.com or 415-267-7070.

Sincerely,

Linda Y.H. Cheng
Vice President, Corporate Governance and
Corporate Secretary